Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 401(k) Retirement Savings Plan of Boston Scientific Corporation of our reports (a) dated February 22, 2013, except for Notes A, B, D and O, as to which the date is May 29, 2013, with respect to the consolidated financial statements and schedule of Boston Scientific Corporation as of December 31, 2012 and 2011 and for each of the three years ended December 31, 2012, included  in its Current Report (Form 8-K) dated May 29, 2013,  (b) dated February 22, 2013 with respect to the effectiveness of internal control over financial reporting of Boston Scientific Corporation as of December 31, 2012, included  in its Current Report (Form 8-K) dated May 29, 2013, and (c) dated June 28, 2012, with respect to the financial statements and schedules of the Boston Scientific Corporation 401(k) Retirement Savings Plan included in the Plan’s Annual Report (Form 11-K), for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 29, 2013